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                                                                    EXHIBIT 99.1

FOR FURTHER INFORMATION CONTACT:
Norman E. Johnson
Chairman of the Board and Chief Executive Officer
Rockford, Illinois
815-962-8867


FOR IMMEDIATE RELEASE
MONDAY, MAY 14, 2001


           CLARCOR TO ACQUIRE FILTRATION MANAGEMENT SERVICES COMPANIES
                  COMMENTS ON SECOND QUARTER OPERATING RESULTS


ROCKFORD, IL, MAY 14, 2001 - CLARCOR INC. (NYSE: CLC) today announced that it has signed a definitive agreement to acquire several filtration management companies from MPW Industrial Services Group, Inc. The acquired companies, which are headquartered in Rochester Hills, Michigan, will be combined into one company, and will be part of CLARCOR's Industrial/Environmental Filtration segment. The acquisition is expected to close June 4, 2001.

These companies constitute one of the leading distributors of filtration products and providers of filtration management services to industrial companies in North America. They also provide technical advice and services for the filtration of air and fluids in critical industrial processes and environments to some of the largest industrial companies in the United States.

The purchase price is approximately $31 million. No debt was assumed. In the most recent twelve-month period, sales of the acquired companies totaled approximately $63 million.

"This acquisition significantly strengthens one of our major initiatives - our Total Filtration Program," said Norm Johnson, CLARCOR's Chairman and CEO. "These companies have successfully supplied the total filtration needs of major industrial companies for many years. They are good businesses with good margins, and we expect the acquisition to be $0.01-$0.02 accretive to diluted earnings per share in its first full year of operation as part of CLARCOR. Looking ahead, we see the potential for further improvement in sales and margins, plus attractive returns on invested capital."

Johnson added, "This acquisition fits well with our strategy to provide our customers with their complete filter requirements, including supply, installation and service, for all types of manufacturing plants, distribution centers, retail stores, office facilities, hospitals and engine applications - the CLARCOR Total Filtration Program. These companies have developed the systems and logistical expertise to manage this program profitably. In addition, they provide engineering and consulting services, as well as supplying filtration products, for the identification of various contaminant sources and the management of air and liquid flows.


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"We see a great opportunity, through CLARCOR's large customer base, to bring these companies' filter management expertise into industries where they have had little penetration in the past. The acquisition will also increase our manufacturing leverage by supplying products from our filter manufacturing companies. In conclusion, this acquisition will significantly strengthen CLARCOR, our Total Filtration Program and our presence in the filtration marketplace.

COMMENTS ON SECOND QUARTER OPERATING RESULTS
"Looking at our second quarter which will end June 2, 2001, we expect sales from our current operations to be higher than sales in last year's second quarter, but lower than we originally expected. Our customers are still reducing inventories as a result of the slowing domestic economy, but we believe they are near the end of this process. Lower customer demand has primarily affected our capital equipment sales. Since CLARCOR is mainly an aftermarket filtration company, the demand for our filter products is still up over last year, though not as strong as we would like.

"We expect second quarter operating profit will be lower than last year due to several matters we discussed in the first quarter press release. Start-up costs from two new filter manufacturing plants and a new product line we started late last year will continue through the third quarter. Lower filtration equipment sales will also continue to impact operating profit for the rest of this year. In our packaging business, we have just started a new lithography line and this will not be fully operational until the third quarter. Production from this line will then begin to offset sales and profits lost when a major packaging customer terminated a contract early this year. As we noted in our first quarter release, we received a cancellation payment from this customer in the first quarter approximately equal to two years of profit which we would have earned if the contract had not been canceled.

"Based upon current demand and the state of the economy, we have not changed our outlook for the year and still expect diluted earnings per share to be in the $1.73 to $1.80 range."

CLARCOR is based in Rockford, Illinois, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.






The statements in this release concerning CLARCOR and the acquisition are forward-looking statements that involve risk and uncertainties, including the effect of changes in product demand, availability of labor, price and product competition, raw material costs, energy prices, productivity improvement and plant consolidation programs, distribution channels, acquisitions, general economic conditions in both domestic and foreign markets, interest rates, currency fluctuations and other factors discussed in filings made with the Securities and Exchange Commission.